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                                                                    Exhibit 12.1

                               EXELON CORPORATION

                COMPUTATION OF RATIO TO EARNINGS TO FIXED CHARGES

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                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                          2000        2000         1999        1999         1998       1997       1996
                        (ACTUAL)   (PRO FORMA)   (ACTUAL)   (PRO FORMA)   (ACTUAL)   (ACTUAL)   (ACTUAL)
                        --------   -----------   --------   -----------   --------   --------   --------
Earnings Before
   Income Taxes             $953      $1,980        $969        $1,973        $849      $630       $857
Fixed Charges                611       1,035         406         1,004         326       368        375
                             ---       -----         ---         -----         ---       ---        ---
     TOTAL                $1,564      $3,015      $1,375        $2,977      $1,175      $998     $1,232
                          ======      ======      ======        ======      ======      ====     ======

Fixed Charges
  Interest on debt          $608      $1,028        $396          $990        $317      $359       $366
  Annual Interest
     Expense                   1           5           3             7           9         9          9
  Capitalized Interest         2           2           7             7           -         -          -
                               -           -           -             -           -         -          -
     FIXED CHARGES          $611      $1,035        $406        $1,004        $326      $368       $375
                            ====      ======        ====        ======        ====      ====       ====

Ratio of Earnings to
     Fixed Charges          2.57        2.93        3.39         2.99        3.60      2.71       3.29


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